Exhibit 99.1

Vaso Active Pharmaceuticals Appoints new Director to Board

Danvers, MA —(MARKETWIRE)—Feb 26, 2004 —  On February 19, 2004, the Board of Directors of Vaso Active Pharmaceuticals, Inc. (“Vaso Active”) (Nasdaq SC:VAPH - News) approved a resolution to expand the company’s Board of Directors to eight members and to appoint Kevin Seifert, Chief Operating Officer, as a director.

Mr. Seifert joined Vaso Active as Chief Operating Officer on November 1, 2003.  Prior to joining Vaso Active, Mr. Seifert had been employed as President of the Consumer Healthcare Division of Becton, Dickinson and Company, a Fortune 500 medical technology and manufacturing company.  As President of this division, Mr. Seifert oversaw the global operations, including sales and marketing, research and development, manufacturing and business development for one of Becton, Dickinson’s core businesses, which included Diabetes Care and the ACE bandage business.

John Masiz, Chief Executive Officer and Chairman of Vaso Active stated: “We are pleased to have a leader such as Kevin on our team and his appointment as a Director underscores the value that someone with the depth and breadth of Kevin’s expertise brings to our shareholders.”

Vaso Active holds the exclusive, worldwide license to commercialize, sell and distribute over-the-counter pharmaceutical products incorporating the patented transdermal (i.e. through the skin) drug delivery technology of its parent company, BioChemics, Inc. This technology provides a highly efficient, reliable and targeted method of drug delivery that does not require the use of a needle or patch and eliminates many of the common side effects of pills, such as bleeding and ulcers.

To find out more about Vaso Active, visit our website at www.vasoactive.us.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities.  Statements in this press release other than statements of historical fact are “forward-looking statements.” These forward-looking statements represent Vaso Active’s judgment as of the date of this release. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Matt Carter

Vaso Active Pharmaceuticals, Inc.

978-750-1991 Ext. 28

mcarter@vasoactive.us